Exhibit 23.1

Consent of an Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-204746) pertaining to the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan

(2)	Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Sandy Spring Bancorp, Inc. 2024 Equity Plan

of our reports dated February 20, 2024, with respect to the consolidated financial statements of Sandy Spring Bancorp, Inc and subsidiaries, and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 22, 2024